Exhibit 5

Boston Brussels Chicago Düsseldorf London Los Angeles Miami Munich

New York Orange County Rome San Diego Silicon Valley Washington, D.C.

June 26, 2006

X-Rite, Incorporated

3100 44th Street, S.W.

Grandville, Michigan 49418

Re:	X-Rite, Incorporated Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-4 filed by X-Rite, Incorporated, a Michigan corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof pursuant to Rule 462(b) of the Securities Act (the “462(b) Registration Statement”) for the purpose of registering under the Securities Act up to 12,000 shares of the Company’s common stock, par value $0.10 per share, and accompanying junior participating preferred stock purchase rights (the “Shares”). The Shares are proposed to be issued in connection with the Company’s exchange offer (the “Offer”) for all publicly held registered shares of Amazys Holding AG, a listed company incorporated in Switzerland, as described in the Registration Statement.

We have examined the Restated Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company, as amended, the Certificate of Adoption of Resolution Designating and Prescribing Rights, Preferences and Limitations of Junior Participating Preferred Stock of the Company, the Shareholder Protection Rights Agreement of the Company, the Registration Statement, resolutions adopted by the Board of Directors of the Company and other documents we have deemed necessary to enable us to express the opinion set forth below. In addition, we have examined and relied, to the extent we deemed proper, on certificates of officers of the Company as to factual matters, and on originals or copies certified or otherwise identified to our satisfaction, of all corporate records of the Company, instruments and certificates of public officials and other persons that we deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

X-Rite, Incorporated

June 26, 2006

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the federal laws of the United States and the Michigan Business Corporation Act.

Based upon and subject to and limited by the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Offer, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement. We also consent to being named in the prospectus included in the Registration on Form S-4 (SEC No. 333-132669), which is incorporated by reference into the 462(b) Registration Statement, under the caption “Legal Matters” with respect to the matters stated therein. In giving such consent, we do not admit that we are “experts” under the Securities Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the 462(b) Registration Statement, including this exhibit. This opinion is intended solely for your use as an exhibit to the 462(b) Registration Statement for the purpose of the issuance of Shares described above and is not to be relied upon for any other purpose.

Very truly yours,

/s/ McDermott, Will & Emery LLP